Exhibit 99.1

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 812-9509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 812-9560	(212) 453-2442

CARISA SUB-ANALYSIS OF RANEXA(TM) IN ANGINA PATIENTS WITH DIABETES SHOWS INCREASE IN

EXERCISE DURATION SIMILAR TO NON-DIABETICS

—Reduction in hemoglobin A1c levels observed—

CHICAGO, April 1, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that angina patients with diabetes who participated in the CARISA (Combination Assessment of Ranolazine in Stable Angina) trial showed a similar increase in symptom-limited exercise duration and a similar adverse event profile as angina patients without diabetes. The data were presented at the American College of Cardiology 52nd Annual Scientific Session.

The CARISA study was a Phase III multi-national, randomized, double-blind, placebo-controlled, parallel group trial of Ranexa (ranolazine). The clinical trial randomized 823 patients (183 of whom had diabetes) to assess the anti-anginal effects of 12 weeks of treatment with Ranexa in chronic angina patients also receiving a background anti-anginal medication.

In this sub-analysis of CARISA, Ranexa prolonged exercise duration and time to onset of angina similarly in both diabetics and non-diabetics. Additionally, reductions in the number of weekly angina attacks and nitroglycerin consumption were similar in diabetic and non-diabetic patients. The side effect profile seen in CARISA was similar in diabetic and non-diabetic patients.

The effect of Ranexa on levels of glycated hemoglobin (HbA1c) in the 183 CARISA participants with diabetes also was examined. In CARISA, Ranexa reduced HbA1c levels by an average of up to 0.7 percentage points in individuals not taking insulin. Patients on insulin taking Ranexa experienced an average HbA1c reduction of up to 1.1 percentage points. According to the National Institutes of Health, the HbA1c goal for people with diabetes is less than 7.0 percentage points. Physicians typically use HbA1c to assess long-term blood glucose control in patients with diabetes. Percentage points correlate to the amount of glycated hemoglobin in the blood.

“At least 20 to 25 percent of the more than six million people in the United States with angina also have diabetes, so it is critical to develop new diabetes-friendly angina therapies to serve this important patient group,” said Bernard R. Chaitman, M.D., professor of medicine, director of cardiovascular research, Saint Louis University School of Medicine, St. Louis, MO, and principal investigator of the CARISA trial.

Patients with angina commonly have associated diseases including diabetes, congestive heart failure and chronic obstructive pulmonary disease.

Ranexa is the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX). If approved by the U.S. Food and Drug Administration (FDA), Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 20 years.

About the CARISA Trial

Patients participating in CARISA received one of three background therapies (atenolol 50 mg, diltiazem CD 180 mg or amlodipine 5 mg) and were randomized to twice daily doses of Ranexa 750 mg, Ranexa 1000 mg or placebo. Exercise testing was performed at trough plasma concentrations (12 hours after dosing) after 2, 6, and 12 weeks and at peak plasma concentrations (4 hours after dosing) after 2 and 12 weeks. The prospectively defined primary efficacy endpoint in CARISA was symptom-limited exercise duration at trough for Ranexa compared to placebo in all patients at 12 weeks. This primary efficacy endpoint has historically been the primary parameter for assessment of anti-anginal therapies.

In CARISA, Ranexa statistically significantly (p=0.012) increased patients’ symptom-limited exercise duration at trough drug concentrations compared to placebo. This increase was similar in both diabetic and non-diabetic patients. The side effect profile seen in CARISA was similar in diabetic and non-diabetic patients.

Side effects in CARISA more common during Ranexa treatment than during placebo treatment included constipation, dizziness, nausea and asthenia. The adverse event rate was 26 percent for placebo, 31 percent for Ranexa 750 mg and 33 percent for Ranexa 1000 mg. Small (<10 milliseconds) but statistically significant (p<0.002) increases in QTc were observed compared to placebo. Serious adverse events were observed in 6 percent, 7 percent and 7 percent of patients on placebo, Ranexa 750 mg and Ranexa 1000 mg, respectively.

About CV Therapeutics

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA or any foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

CV Therapeutics, Inc., headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa(TM) (ranolazine) is the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX). If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A1-adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; approval and commercialization of our products; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. CVT disclaims any intent or obligation to update these forward-looking statements.

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